Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

CREDIT SUISSE

Return Enhanced Notes due October 27, 2010

Linked to the S&P 500 Index (J140)

BAH 542

Issuer:	Credit Suisse AG, acting through its Nassau Branch

Principal Amount:	USD 2,700,000

Reference Underlying:	Reference Underlying	Ticker	Initial Level	Weighting

	S&P 500 Index	SPX <Index>	1191.36	100%

Trade Date:	April 28, 2010

Issue Date:	May 3, 2010

Averaging Dates:	October 18, 2010; October 19, 2010; October 20, 2010; October 21, 2010; and October 22, 2010 (the “final averaging date”)

Maturity Date:	October 27, 2010

Offering Price:	$1,000 per security (100%)

Initial Level:	The closing level of the Underlying on the Trade Date

Final Level:	The arithmetic average of the Index closing levels on each of the five averaging dates.

Upside Leverage Factor:	1.5

Maximum Return:	15.525%

Payment at Maturity:

If the final level is greater than the initial level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the underlying return multiplied by 1.5, subject to a maximum return of the Notes of 15.525%. For example, if the underlying return is 10.35% or more, you will receive the maximum return on the Note of 15.525%, which entitles you to the maximum payment of $1,155.25 for every $1,000 principal amount Note that you hold. Accordingly, if the underlying return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Index Return x 1.5)]

Your investment will be fully exposed to any decline in the Underlying. If the final level declines from the initial level, you will lose 1% of the principal amount of your Notes for every 1% that the underlying declines beyond the initial level. Accordingly, if the underlying return is negative, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x Index Return)]

Underlying Return:	The performance of the Underlying from the initial level to the final level, calculated as follows:

Final Level — Initial Level
Initial Level

Calculation Agent:	Credit Suisse International

Selling Commission:	0.00%

Form and Denomination:	Registered medium-term notes in minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

CUSIP and ISIN:	22546EVA9 and US22546EVA99

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated September 14, 2009, Product Supplement No. JPM-III dated July 15, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221- 1037.